NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

February 24, 2011

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Fee Waiver Agreement Relating to the Commodities Return Strategy Portfolio

Gentlemen:

Mason Street Advisors, LLC (“MSA”) has been appointed investment adviser to the Commodities Return Strategy Portfolio (“Portfolio”) of Northwestern Mutual Series Fund, Inc. (“NMSF”) pursuant to an Investment Advisory Agreement between NMSF, on behalf of the Portfolio, and MSA. MSA has also been appointed investment adviser of a wholly-owned subsidiary of the Portfolio organized in the Cayman Islands (the “Subsidiary”) pursuant to an Investment Advisory Agreement between the Subsidiary and MSA. This letter constitutes an agreement between MSA and NMSF relating to the investment advisory fee for the Portfolio.

MSA hereby agrees to waive, for the Portfolio, a portion of its investment advisory fee equal to the amount that the Portfolio pays to MSA in connection with the Portfolio’s investment in the Subsidiary, for the period the Portfolio invests a portion of its assets in the Subsidiary.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ R. DAVID ELLS
Name:	R. David Ells
Title:	President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSON V. DEANGELIS
Name:	Jefferson V. DeAngelis
Title:	President